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                  [Letterhead of Michael Best & Friedrich LLP]

                                 January 16, 2001



OMP, Inc.
310 Golden Shore
Long Beach, California  90682

     Re: REGISTRATION STATEMENT ON FORM S-1 OF OMP, INC. (NO. 333-50182) (THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

     We have acted as special counsel to OMP, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-1 of the offer and sale (the "Offering") of up to 5,175,000 shares of Common Stock of the Company, par value $0.001 per share (the "Common Stock").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement relating to the Common Stock, as filed with the Securities and Exchange Commission (the "Commission") on November 17, 2000 under the Act, as amended by Amendment No. 1 thereto filed with the Commission on December 27, 2000, and as amended by Amendment No. 2 thereto filed with the Commission on January 16, 2001 (as so amended, the "Registration Statement"), (ii) the preliminary prospectus dated January 16, 2001, (iii) the Amended and Restated Certificate of Incorporation of the Company, that will be in effect at the consummation of the Offering, (iv) the By-laws of the Company, as currently in effect, (v) the form of the Underwriting Agreement to be entered into by the Company, CIBC World Markets Corp., Thomas Weisel Partners LLC and the other underwriters named therein (the "Underwriting Agreement") and (vi) resolutions of the Board of Directors of the Company relating to, among other things, the issuance and sale of the Common Stock and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

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     Based upon and subject to the foregoing, we are of the opinion that the
5,175,000 shares of Common Stock covered by the Registration Statement, when sold by the Company in accordance with the provisions of the Underwriting Agreement following approval thereof by the Special Committee of the Board of Directors of the Company, shall be legally issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm under the heading "Legal Matters" in the prospectuses included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                       Very truly yours,

                                       /s/ Michael Best & Friedrich LLP